Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-03

SUPPLEMENT
To Prospectus Supplement dated August 27, 2003

$246,329,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-S1

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
Master Servicer

On August 29, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-S1 (the “Certificates”) were issued in an original aggregate principal amount of approximately $246,329,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of August 1, 2003, by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, The Murrayhill Company, as Credit Risk Manager, and Citibank, N.A., as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

CONTACT INFORMATION

Depositor	Structured Asset Securities Corporation
745 Seventh Avenue, 7th Floor
New York, NY 10019

Underwriter	Lehman Brothers
745 Seventh Avenue, 7th Floor
New York, NY 10019

Master Servicer	Aurora Loan Services Inc.
2530 South Parker Road, Suite 601
Aurora, CO 80014

Trustee	Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013

CONTENTS

Distribution Summary

Distribution Summary (Factors)

Interest Distribution

Principal Distribution

Collateral Summary

Delinquency Information

Credit Enhancement

Other Information

Deal Contact:	Karen Schluter
karen.schluter@citigroup.com
Tel: (212) 816-5827
Fax: (212) 816-5527

Citibank, N.A.
Agency and Trust
388 Greenwich Street, 14th Floor
New York, NY 10013

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

Distribution Summary

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Pass- Through Rate (4)	Interest Distributed (5)	Principal Distributed (6)	Total Distributed (7)=(5+6)	Deferred Interest (8)	Realized Loss (9)	Current Principal Balance (10)=(3-6+8-9)

A1	158,530,000.00	15,980,734.98	2.000000%	24,858.92	8,405,188.31	8,430,047.23	0.00	0.00	7,575,546.67
A2	27,500,000.00	27,500,000.00	2.290000%	48,980.56	0.00	48,980.56	0.00	0.00	27,500,000.00
M1	22,452,000.00	22,452,000.00	2.570000%	44,879.05	0.00	44,879.05	0.00	0.00	22,452,000.00
M2	19,886,000.00	19,886,000.00	3.540000%	54,752.79	0.00	54,752.79	0.00	0.00	19,886,000.00
M3	12,829,000.00	12,829,000.00	5.340000%	53,283.11	0.00	53,283.11	0.00	0.00	12,829,000.00
M4	5,132,000.00	5,132,000.00	5.840000%	23,310.68	0.00	23,310.68	0.00	0.00	5,132,000.00
B	8,981,000.00	8,981,000.00	5.840000%	40,793.70	0.00	40,793.70	0.00	0.00	8,981,000.00
X	1,283,102.13	8,965,335.44	0.000000%	47,258.87	0.00	47,258.87	-146,810.39	0.00	8,818,525.05
R	0.00	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
P	100.00	100.00	0.000000%	131,967.40	0.00	131,967.40	0.00	0.00	100.00
Totals	256,593,202.13	121,726,170.42		470,085.08	8,405,188.31	8,875,273.39	0.00	0.00	90,242,546.67

Notional Classes

AIO	71,846,000.00	41,055,000.00	6.000000%	205,275.00	0.00	205,275.00	0.00	0.00	41,055,000.00
ASIO	64,148,000.00	43,480,734.98	2.160000%	73,047.63	0.00	73,047.63	0.00	0.00	35,075,546.67
Totals	135,994,000.00	84,535,734.98		278,322.63	0.00	278,322.63	0.00	0.00	100.00

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Prior Principal Balance (3/2 x 1000)	Interest Distributed (5/2 x 1000)	Principal Distributed (6/2 x 1000)	Total Distributed (7/2 x 1000)	Deferred Interest (8/2 x 1000)	Realized Loss (9/2 x 1000)	Current Principal Balance (10/2 x 1000)

A1	86359AR21	100.805746	0.156809	53.019544	53.176353	0.000000	0.000000	47.786202
A2	86359AR39	1,000.000000	1.781111	0.000000	1.781111	0.000000	0.000000	1,000.000000
M1	86359AR62	1,000.000000	1.998889	0.000000	1.998889	0.000000	0.000000	1,000.000000
M2	86359AR70	1,000.000000	2.753334	0.000000	2.753334	0.000000	0.000000	1,000.000000
M3	86359AR88	1,000.000000	4.153333	0.000000	4.153333	0.000000	0.000000	1,000.000000
M4	86359AR96	1,000.000000	4.542221	0.000000	4.542221	0.000000	0.000000	1,000.000000
B	86359AV75	1,000.000000	4.542222	0.000000	4.542222	0.000000	0.000000	1,000.000000
X		6,987.234477	36.831729	0.000000	36.831729	-114.418320	0.000000	6,872.816157
P		1,000.000000	1,319,674.000000	0.000000	1,319,674.000000	0.000000	0.000000	1,000.000000
AIO	86359AR47	571.430560	2.857153	0.000000	2.857153	0.000000	0.000000	571.430560
ASIO	86359AR54	677.819028	1.138736	0.000000	1.138736	0.000000	0.000000	546.790963

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

Interest Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Prior Principal Balance (2)	Pass- Through Rate (3)	Optimal Accrued Interest (4)	Prior Unpaid Interest (5)	Non-Recov Interest Shortfall (6)	Interest Due (7)=(4)+(5)-(6)	Deferred Interest (8)	Interest Distributed (9)	Current Unpaid Interest (10)=(7)-(8)-(9)

A1	15,980,734.98	2.000000%	24,858.92	0.00	0.00	24,858.92	0.00	24,858.92	0.00
A2	27,500,000.00	2.290000%	48,980.56	0.00	0.00	48,980.56	0.00	48,980.56	0.00
M1	22,452,000.00	2.570000%	44,879.05	0.00	0.00	44,879.05	0.00	44,879.05	0.00
M2	19,886,000.00	3.540000%	54,752.79	0.00	0.00	54,752.79	0.00	54,752.79	0.00
M3	12,829,000.00	5.340000%	53,283.11	0.00	0.00	53,283.11	0.00	53,283.11	0.00
M4	5,132,000.00	5.840000%	23,310.68	0.00	0.00	23,310.68	0.00	23,310.68	0.00
B	8,981,000.00	5.840000%	40,793.70	0.00	0.00	40,793.70	0.00	40,793.70	0.00
X	8,965,335.44	0.000000%	-146,810.39	0.00	0.00	0.00	-146,810.39	47,258.87	0.00
R	0.00	0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00
P	100.00	0.000000%	131,967.40	0.00	0.00	131,967.40	0.00	131,967.40	0.00
Totals	121,726,170.42		276,015.82	0.00	0.00	422,826.21	0.00	470,085.08	0.00

Notional Classes

AIO	41,055,000.00	6.000000%	205,275.00	0.00	0.00	205,275.00	0.00	205,275.00	0.00
ASIO	43,480,734.98	2.160000%	73,047.63	0.00	0.00	73,047.63	0.00	73,047.63	0.00
Totals	84,535,734.98		278,322.63	0.00	0.00	278,322.63	0.00	278,322.63	0.00

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

Principal Distribution Detail

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Principal Distribution (4)	Accreted Principal (5)	Current Realized Losses (6)	Current Principal Recoveries (7)	Current Principal Balance (8)=(3)-(4)+(5)-(6) +(7)	Cumulative Realized Losses (9)

A1	158,530,000.00	15,980,734.98	8,405,188.31	0.00	0.00	0.00	7,575,546.67	0.00
A2	27,500,000.00	27,500,000.00	0.00	0.00	0.00	0.00	27,500,000.00	0.00
M1	22,452,000.00	22,452,000.00	0.00	0.00	0.00	0.00	22,452,000.00	0.00
M2	19,886,000.00	19,886,000.00	0.00	0.00	0.00	0.00	19,886,000.00	0.00
M3	12,829,000.00	12,829,000.00	0.00	0.00	0.00	0.00	12,829,000.00	0.00
M4	5,132,000.00	5,132,000.00	0.00	0.00	0.00	0.00	5,132,000.00	0.00
B	8,981,000.00	8,981,000.00	0.00	0.00	0.00	0.00	8,981,000.00	0.00
X	1,283,102.13	8,965,335.44	0.00	-146,810.39	0.00	0.00	8,818,525.05	0.00
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
P	100.00	100.00	0.00	0.00	0.00	0.00	100.00	0.00
Totals	246,329,000.00	121,726,170.42	8,405,188.31	250,065.11	8,405,188.31	0.00	113,174,171.72	0.00

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

Collateral Summary

ASSET CHARACTERISTICS

	Cut-Off	Prior	Current

Aggregate Stated Principal Balance	256,593,202.13	121,726,170.42	113,174,171.72
Loan Count	5,872	3,073	2,882
Weighted Average Coupon Rate (WAC)	10.375499%	10.533860%	N/A
Net Weighted Average Coupon Rate (Net WAC)	9.865999%	10.024360%	N/A
Weighted Average Maturity (WAM in months)	223	216	216

AVAILABLE PRINCIPAL

Curtailments	135,206.52
Additional Realized Losses from Prior Liquidations	1,699.20

AVAILABLE INTEREST

Scheduled Interest		1,068,538.75
Less:	Servicing Fees	50,719.24
	Insurance Fees	0.00
	Uncompensated PPIS	0.00
	Trustee Fees	964.28
	Credit Manager Fees	1,521.58
	Extraordinary Trust Fund Expense	0.00
	Relief Act Shortfall	239.84
	Other Interest Reductions	82,202.83
TOTAL AVAILABLE INTEREST		932,890.98

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

Delinquency Information

Less Than 30 Days	30-59 Days	60-89 Days	90+ Days	Totals

Delinquency

Scheduled Principal Balance	1,763,259.91	1,550,964.72	3,608,494.99	6,922,719.62
Percentage of Total Pool Balance	1.5580%	1.3704%	3.1884%	6.1169%
Number of Loans	49	38	86	173
Percentage of Total Loans	1.7002%	1.3185%	2.9840%	6.0028%
Bankruptcy

Scheduled Principal Balance	576,202.43	25,055.05	356,245.77	974,920.33	1,932,423.58
Percentage of Total Pool Balance	0.5091%	0.0221%	0.3148%	0.8614%	1.7075%
Number of Loans	16	1	9	23	49
Percentage of Total Loans	0.5552%	0.0347%	0.3123%	0.7981%	1.7002%

Foreclosure

Scheduled Principal Balance		0.00	0.00	1,198,168.04	1,198,168.04
Percentage of Total Pool Balance		0.0000%	0.0000%	1.0587%	1.0587%
Number of Loans		0	0	20	20
Percentage of Total Loans		0.0000%	0.0000%	0.6940%	0.6940%

REO

Scheduled Principal Balance		0.00	0.00	45,085.91	45,085.91
Percentage of Total Pool Balance		0.0000%	0.0000%	0.0398%	0.0398%
Number of Loans		0	0	1	1
Percentage of Total Loans		0.0000%	0.0000%	0.0347%	0.0347%

Total

Scheduled Principal Balance	576,202.43	1,788,314.96	1,907,210.49	5,826,669.27	10,098,397.15
Percentage of Total Pool Balance	0.5091%	1.5801%	1.6852%	5.1484%	8.9229%
Number of Loans	16	50	47	130	243
Percentage of Total Loans	0.5552%	1.7349%	1.6308%	4.5108%	8.4316%

Principal and Interest Advances	956,127.47

Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2003-S1
Distribution Date:	10/25/2004
Record Date:	09/30/2004

Credit Enhancement

GROUP 1

Required Overcollateralization Amount		9,878,838.28	3.8500%
Prior Overcollateralization Amount		8,965,435.44	7.3652%
Overcollateralization Deficiency Amount	913,402.84
Excess Overcollateralization Amount	0.00

Excess Spread Available for O/C Deficiency	-146,810.39
Overcollateralization Increase Amount	-146,810.39
Overcollateralization Reduction Amount	0.00

Current Overcollateralization		8,818,625.05	3.4368%

Other Information

Class X Notional Amount	113,174,171.72

Current Libor	1.840000%
Next Libor	1.932500%

Current Cap Agreement Amount	47,258.87
Next Cap Agreement Amount	53,166.23

Basis Risk Reserve Fund Balance	1,000.00

A1 Next Pass-Through Rate	2.092500%
A2 Next Pass-Through Rate	2.382500%
A-SIO Next Pass-Through Rate	2.067500%
A-IO Next Pass-Through Rate	6.000000%

M1 Next Pass-Through Rate	2.662500%
M2 Next Pass-Through Rate	3.632500%
M3 Next Pass-Through Rate	5.432500%
M4 Next Pass-Through Rate	5.932500%
B Next Pass-Through Rate	5.932500%